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                                                                    Exhibit 10.8


                                   AGREEMENT

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     THIS AGREEMENT, made as of the 1st day of August, 1997, between OPHIDIAN
PHARMACEUTICALS, INC., a Wisconsin corporation, (the "Employer"), and F. MICHAEL HOFFMANN, Ph.D., (the "Employee");

                                    RECITALS

     The Employer is engaged in the business of the creation and marketing of pharmaceutical products, and has developed methods, techniques, concepts and systems for this business which are unique and distinctive.

     The Employer desires to employ the Employee as its Vice President of Genetic Technologies, and in the course of his employment to give him important information about its business methods, techniques, concepts and systems, and to have him meet and deal with customers of the Employer, obtain or have access to information about them, and develop special relationships with them.

     The Employer and the Employee desire to enter into an Agreement with respect to the employment of the Employee by the Employer pursuant to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, the parties agree as follows:

     1. EMPLOYMENT. The Employer agrees to employ the Employee, and the Employee agrees to serve in the employment of the Employer, upon the terms and conditions hereinafter set forth.

     2. DUTIES. The Employee shall serve as Vice President of Genetic Technologies of the Employer. The Employee will identify, plan and manage new programs in gene discovery and drug discovery including the discovery of new drug targets and assay development for drug screening. He will participate in strategic planning, the setting of goals and directions for the Employer, and in the evaluation of Employer programs. The Employee will hire, direct and evaluate staff and project teams necessary for the implementation of the programs. He will interact with investigators and laboratories in academia, biotechnology and pharmaceutical companies to evaluate new technology and intellectual property, engage in research collaborations and establish strategic partnerships.


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The Employee will attend national or international scientific meetings appropriate to the programs in genetics and drug discovery. He will assist in the preparation of patent applications, publications, project proposals and Employer presentations. The Employee will report to the President of the Employer. The Employer will provide the facilities, staff and resources appropriate to accomplishing these duties. The Employee shall devote his full time professional effort, attention and energy to the business and affairs of the Employer and shall use his best efforts to promote the interests of the Employer.

     3. TERM. The term of the employment of the Employee hereunder shall commence as of the effective date of this Agreement, and shall continue for a period of three (3) years thereafter, subject to termination as hereinafter provided.

     4. COMPENSATION. The Employer shall pay to the Employee, and the Employee shall accept in full payment for his services to the Employer, such base compensation, incentive compensation and bonus compensation as may be established by the Employer from time to time. Notwithstanding the foregoing, the total amount of such compensation shall not be reduced to less than the total amount of such compensation that is being paid to the Employee as of the effective date of this Agreement.

     5. VACATION, SICK LEAVE AND OTHER BENEFITS.

          (a) The Employee shall be entitled to vacation days and sick leave in accordance with the Employer's established rules and policies.

          (b) The Employee shall be eligible to participate in insurance and other benefit programs provided to employees of the Employer similarly situated, all in accordance with the Employer's established rules and policies.

     6. EXPENSES. The Employer shall reimburse the Employee for any out of pocket expenses reasonably incurred by the Employee in the furtherance of the business of the Employer, upon submission of a satisfactory accounting by the Employee to the Employer.

     7. INTELLECTUAL PROPERTY, TRADE SECRETS AND COMPETITIVE ACTIVITIES. The provisions of the letter agreement between the parties dated August 1, 1997, a copy of which is attached hereto as Addendum A, are incorporated herein by reference.

     8. TERMINATION.

          (a) TERMINATION BY EMPLOYER FOR CAUSE. The Employer may terminate this Agreement and the Employee's employment effective immediately upon written notice to the Employee for any of the following reasons:


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          (i) Commission by the Employee of any act of intentional dishonesty material to the Employer.

          (ii) Conviction of the Employee of an offense involving moral turpitude constituting a felony criminal offense under federal, state or local laws by the Employee.

          (iii) Intentional and prolonged failure of the Employee to devote his best efforts to performance of his duties for the Employer or the incompetent performance of such duties. Such intentional and prolonged failure to perform his duties, or the incompetent performance thereof, shall be deemed to exist if the Employee has not substantially corrected, or taken reasonable steps to correct, such failure within thirty (30) days after having been notified in writing by the President of the Employer of such failure to perform or incompetent performance.

     Upon termination as set forth in the paragraph, the Employer shall have no further obligations to the Employee, and the Employee shall have no further obligations to the Employer, except as provided in Paragraph 7 hereof.

        (b) TERMINATION BECAUSE OF DEATH OR DISABILITY. This Agreement and the Employee's employment shall be terminated immediately upon the death or the disability of the Employee. For purposes of this Agreement, the Employee shall be considered to be disabled if he is unable to perform the above described services for a continuous period of six (6) months by reason of physical or mental illness or incapacity. If there is any dispute as to whether the Employee is or was physically or mentally unable to perform his duties hereunder, such question shall be submitted to a licensed physician mutually acceptable to the Employee and the Employer for determination.

     Upon termination due to the Employee's death or disability, the Employee, the personal representative of the Employee's estate or his legal representative, as appropriate, shall have no further obligation to the Employer except as provided in Paragraph 7 hereof, and the Employer shall have no further obligation to the Employee's estate or the Employee, except to pay the Employee or his estate any unpaid base compensation, incentive compensation, and bonus compensation payable hereunder with respect to the period prior to the effective date of termination and reimbursement of expenses to which the Employee is entitled under Paragraph 6 hereof in respect to periods prior to the termination date.

          (c) TERMINATION WITHOUT CAUSE. It is understood and agreed by the parties hereto that the Employee is an employee-at-will and may be terminated by the Employer at any time for any reason or no reason, and that the Employee may terminate his employment with the Employer for any reason or no reason, subject to the following:

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          (i)  By the Employer.  If the Employer terminates this Agreement without cause, the Employee shall be entitled to full salary ("Severance Pay") and benefits for a term of twelve (12) months after the date of such termination, and the Employee's right to exercise any unvested options for the purchase of Employer Stock under any stock option agreements entered into pursuant to any qualified or nonqualified stock option plans of the Employer, shall be accelerated so as to enable the Employee to fully exercise the options granted under such agreements. Upon termination pursuant to this Paragraph, the Employee shall have no further obligations to the Employer except as provided in Paragraph 7 hereof.

          (ii) By the Employee. The Employee may, upon thirty (30) days advance written notice to the Employer, terminate this Agreement and his employment hereunder. If the Employee terminates his employment as provided hereunder for any reason other than for good reason, the Employer shall have no further obligations to the Employee for severance pay or other benefits beyond the effective date of termination. The Employee shall have no further obligations to the Employer under this Agreement except as provided in Paragraph 7.

     (d)  TERMINATION FOR GOOD REASON.

          (i) The Employee may, upon thirty (30) days advance written notice to the Employer, terminate this Agreement and his employment hereunder for good reason. In the event of a termination by the Employee for good reason, the Employee shall be entitled to receive Severance Pay in the same manner and amount as set forth in Paragraph 8(c)(i) above, and the Employee's rights to exercise stock options shall be accelerated in the same manner as set forth in Paragraph 8(c)(i) above.

          (ii) For purposes of this Agreement, the Employee shall have a "good reason" for termination of employment in the event of:

               a.   any breach of this Agreement by the Employer; or

               b. a good faith determination by the Employee that there has been a significant adverse change, without the Employee's written consent, in the Employee's working conditions or status with the Employer from such working conditions or status as were in effect during the 180-day period immediately prior to the effective date of this Agreement, including but not limited to (A) a significant change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements provided to the Employee.

               c. a change in control of the Employer, which for purposes of this Agreement shall be deemed to occur if: (i) securities of the Employer representing twenty-five percent (25%) or more of the combined voting power of the

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Employer's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; (ii) the shareholders of the Employer approve a merger, consolidation, or reorganization of the Employer with any other corporation as a result of which less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Employer other than a shareholder who is an affiliate or associate of any party to such consolidation or merger; (iii) the shareholders of the Employer approve the sale or other transfer of all or substantially all of the Employer's assets to a corporation or other person which is not a wholly owned subsidiary of the Employer; or (iv) the employer acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Employer who are not directors immediately prior to such acquisition and such persons constitute a majority of the Board of Directors after such acquisition.

     9. PARTIAL INVALIDITY. The terms and provisions of this Agreement shall be deemed severable, and if any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     10. APPLICABLE LAW. This Agreement is executed, delivered and intended to be performed pursuant to the laws of the State of Wisconsin.

     11. NOTICES. Any notices required or desired to be given hereunder shall be complete if sent by Certified or Registered Mail, Return Receipt Requested, to his residence in the case of the Employee, and to its principal office in the case of the Employer, or by personal delivery.

     12. ENTIRE AGREEMENT. This instrument, the letter agreement between the parties dated August 1, 1997, the provisions of which are incorporated herein by reference, and any stock option agreements entered into pursuant to any qualified or nonqualified stock option plans of the Employer, contain the entire agreement of the parties, and may not be changed orally, but only by an agreement in writing executed by both parties.

     13. SUCCESSORS AND ASSIGNS. The Employee shall have no power to transfer, assign, anticipate, mortgage, or otherwise encumber in advance any of the sums payable hereunder, nor shall any of such sums be subject to seizure for the payment of any debt or judgment to be transferable by operation of law in the event of bankruptcy or insolvency. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:                                         EMPLOYEE:
Ophidian Pharmaceuticals, Inc.  (Seal)

                                                                      (Seal)
By: /s/ Douglass C. Stafford,                     /s/ F. Michael Hoffmann
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   Douglass C. Stafford,Ph.D., President            F. Michael Hoffmann, Ph.D.


Attest: /s/ Margariet Van Bolander
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                                  ,Secretary